Exhibit 16.1

March 13, 2014

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Marten Transport, LTD. and, under the date of March 12, 2014, we reported on the consolidated financial statements of Marten Transport, LTD as of and for the years ended December 31, 2013 and 2012, and the effectiveness of internal control over financial reporting as of December 31, 2013. On December 4, 2013, we were notified that Marten Transport would engage Grant Thornton, LLP as its principal accountant for the year ending December 31, 2014 and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of Marten Transport LTD’s consolidated financial statements as of and for the year ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, and the issuance of our report thereon. On March 12, 2014, we completed our audit and the auditor-client relationship ceased. We have read Marten Transport LTD’s statements included under Item 4.01 of its Form 8-K dated March 13, 2014, and we agree with such statements, except that we were notified that we would be dismissed upon completion of our audit of Marten Transport LTD’s consolidated financial statements and the effectiveness of Marten Transport LTD’s internal control over financial reporting for the year ended December 31, 2013, and the issuance of our report thereon on December 4, 2013, and except that we are not in a position to agree or disagree with Marten Transport LTD’s statements included in the two paragraphs in Item 4.01(b).

Very truly yours,

/s/ KPMG LLP